LEASE AGREEMENT FOR THE MORGANTOWN ENTERPRISE CENTER

THIS AGREEMENT dated the 8th day of October 2009 by and between MONONGALIA COUNTY DEVELOPMENT AUTHORITY (MCDA), a West Virginia public corporation, party of the first part (hereinafter called “Lessor” ); and PROTEA BIOSCIENCES, INC., a Delaware C Corporation, party of the second part (hereinafter called “Lessee”.)

LEASE

1. Premises. Whereas Lessor currently leases to Lessee and Lessee hereby leases from Lessor the entire ground floor (3,847 SF); Rooms 108, 134, 135, 136, and 145 on the first floor (2029 SF); and Rooms 214, 215, 216, 224, 225, and 226 on the top floor (1,672 SF) (Collectively referred to as the ‘Leased premises’) of that certain building situate, lying and being in the City of Morgantown, Morgan District, Monongalia County, West Virginia, known as the Morgantown Enterprise Center (MEC), which has an address of 955 Hartman Run Road, Morgantown, West Virginia 26505.

2. Condition of Property. Lessor represents that it has the right to make this lease and covenants that it shall execute or procure any further necessary assurances of title that may be reasonably required for the protection of Lessee. Lessor represents that to the best of its knowledge and belief the demised premises, fixtures therein and appurtenances thereto are free of defects.

3. Term. The term of this Addendum to the lease shall be for a period of twelve months, commencing on the 1st day of January, 2010, and terminating without further notice on the 31th day of December, 2010, both dates inclusive. This Agreement may be extended for a one - year period upon written notice to the Lessor 90 days prior to the end of the primary term.

4. Possession. Lessor has previously delivered possession of the leased property to Lessee under the terms of a prior Lease Agreement between the parties. Lessee has been in possession of the Leased premises and shall remain in possession of the leased premises, provided that Lessee shall have complied with all prerequisites of this Agreement..

5. Rent. The Lessee agrees to pay a yearly base rental of $109,446.00 (7,548 SF * $14.50  SF/Year), payable in monthly installments of $9,120.50 beginning on the 1st day of each calendar month beginning on the 1st day of January 2010 and continuing on the first day of each month thereafter. All monthly rental payments shall be paid on or before the first day of each month and shall be made directly to the Lessor at the address provided below.

6. Rental During Extension. In the event this Agreement shall be extended beyond the Primary Lease term, the rental for the premises shall be as follows:

a. Beginning with the first year extension, the annual rental shall be the total square footage leased times the prevailing rental rate/SF/Year (not to exceed $15.00 SF/Year), payable in equal monthly installments of the annual rental divided by 12.

7. Use of Premises. Lessee shall use the leased premises for a professional office and laboratory, specifically for the research, development, and production of products for use in protein discovery and characterization only. No retail trade or consumer service business shall be conducted on the premises. Lessee shall not use or knowingly permit any part of the leased property to be used for any unlawful purposes. Lessee agrees to perform, fully obey and comply with all the ordinances, rules, regulations and laws of all public authorities. The MEC is a no-smoking facility. Lessee shall erect no sign, nor shall any advertisement or notice be inscribed, painted or affixed on any part of the outside or inside of said building unless such color, size and style and the location of the same be first approved by the Lessor in writing.

8. Covenant of Quiet Enjoyment. Lessee, upon the payment of the rent herein reserved and upon the performance of all of the terms of this lease, shall at all times during the lease term peaceably and quietly enjoy the leased property without any disturbance from Lessor or from any person claiming through Lessor.

9. Repairs. Lessee shall, during the term of this lease, be responsible for all improvements, repairs and maintenance as shall be reasonably necessary to keep the leased premises in good condition and repair. Lessee may make any improvements to the leased premises, provided that such improvements comply with federal, state and municipal statutes and ordinances, and further provided that Lessee obtains Lessor’s prior approval for such improvements and repairs. Lessee shall be responsible for obtaining any necessary building permits. Lessee agrees that all damage or injury done to the premises by Lessee or by any person who may be in or upon the premises, except Lessor, Lessor’s agents, servants and employees, shall be repaired by Lessee, or its employees, at Lessee’s expense. Lessee shall indemnify Lessor against any claim of any kind including but not limited to mechanic’s liens or other lien arising out of the making of any alterations, additions, repairs or improvements by Lessee. At the end of the Lease term, including extensions, any alterations, additions, and improvements located on the leased premises shall become the property of the Lessor, at the sole and complete option of the Lessor. If the Lessor determines in its sole and complete discretion that it does not want any part or all of the alterations, additions, and improvements done to the leased premises by the Lessee, then and in that event upon written notice from Lessor, Lessee shall be solely responsible to remove the alterations, additions, and improvements at its sole and complete cost and expense and restore the building to its original condition.

10. Utilities.

A. The Lessor shall pay all charges incurred for gas, heat, electricity, water, and sewer, and weekly trash removal.

B. Lessee shall be solely responsible for all charges incurred by Lessee for telephone or other communication systems and services.

C. To conserve energy and to keep utility costs down, the Lessee shall maintain all thermostats at not higher than 68 degrees during the heating season, and not lower than 78 degrees during the cooling season. Furthermore, the Lessee shall turn off lights when personnel leave for the day.

11. Janitorial Service: The Lessor shall provide janitorial services necessary to keep the common areas of the MEC in a clean, well-maintained condition. The Lessee shall be responsible for the cleaning and maintenance of its leased space.

12. Destruction of Premises. In the event of a partial destruction of the leased property during the term of the lease from any cause, Lessor shall repair the same, provided such repairs can be made within 90 days from the receipt of insurance proceeds by Lessor under the laws and regulations of State, Federal, County or Municipal authorities, but such partial destruction shall in no wise annul or void this lease. Except at the option of the Lessor, in the event of partial destruction of the premises for which repairs can be made within ninety (90) days and provided Lessor elects to do so, the rental provided for herein shall not be adjusted in any manner. If such repairs cannot be made within 90 days, this lease may be terminated at the option of Lessor. In the event of a total destruction of the leased property, Lessor or Lessee shall have the option to void this Agreement. Under no circumstances does any provision contained herein require the Lessor to repair or rebuild, in whole or in part, the leased premises.

13. Indemnity and Insurance. Lessee agrees to indemnify Lessor against and to hold Lessor harmless from any and all claims or demands for loss of or damage of property or for injury or death to any person from any cause whatsoever while upon or about said leased premises during the term of this lease. Lessee agrees to take out and maintain with a reputable insurance company, at its sole cost and expense, general liability insurance in the amount of not less than $ 1 Million per occurrence and not less than $ 2 million in the aggregate. Lessor shall be named as co-insured on all such policies, and shall be provided with a certificate of the insurer showing said coverage to be in effect. THE LESSOR SHALL NOT BE SUBJECT TO LIABILITY FOR ANY INJURY OR DAMAGE TO ANY PERSON OR TO ANY PROPERTY AT ANY TIME ON SAID LEASED PREMISES FROM ANY CAUSE WHATEVER THAT MAY AT ANY TIME EXIST FROM THE USE OR CONDITION OF SAID PREMISES DURING THE TERM OF THIS LEASE AGREEMENT.

14. Condemnation. If the whole of the leased property, or such portion thereof as will make the leased premises unsuitable for the purposes herein leased, is condemned for any public use or purpose by any legally constituted authority, then in either of such events this lease shall cease from the time when possession is taken by such public authority, and rental shall be accounted for between Lessor and Lessee as of the date of the surrender of possession. Such termination shall be without prejudice to the rights of either Lessor or Lessee to recover compensation from the condemning authority for any loss or damage caused by such condemnation. Neither Lessor nor Lessee shall have any .rights in or to any award made to the other by the condemning authority.

15. Assignment and Subletting. Lessee shall not assign this lease or any interest therein, let or sublet the said premises or any part thereof or any right or, privilege appurtenant thereto, or permit the occupancy or use of any part thereof by another person without the express written consent of Lessor first had and obtained.

16. Maintenance. The Lessee shall keep said premises clean and in safe condition for invitees or licensees in said premises and will be responsible for keeping the area in a tidy condition. Lessee will save Lessor harmless from any claim for loss or damage occasioned by the condition of the premises or the sidewalks abutting the same. Lessor shall be responsible for exterior maintenance of the building, parking lot repair and upkeep, snow removal (in excess of 1” accumulation) from the sidewalks and parking area, and lawn and grounds maintenance.

17. Notices. All notices given to Lessee shall be in writing, deposited in the United States mail, certified or registered, with postage prepaid, and addressed to Lessee at 955 Hartman Run Road, Suite 210, Morgantown, WV 26505. Notices by Lessee to Lessor shall be in writing, deposited in the United States mail, certified or registered, with postage prepaid, and addressed to MCDA at 955 Hartman Run Road, Suite 200, Morgantown, West Virginia 26505. Notices shall be deemed delivered when deposited in the United States mail, as above provided. Changes of address by either party must be given to the other in the same manner as above specified.

18. Penalty for late rental payment. In the event that the rent is not paid by the tenth day of the month, the lessor may charge a 5 percent late penalty, and/or pursue lease default provisions as discussed in paragraph 18.

19. Default. This lease is made upon the express condition that if Lessee fails to pay the rental reserved hereunder or any part thereof after the same shall become due, and should such failure continue for a period of ten (10) days, or if Lessee fails or neglects to perform, meet or observe any of Lessee’s other obligations hereunder and such failure or neglect shall continue for a period of twenty (20) days, then Lessor at any time thereafter, by ten (10) days written notice to Lessee, may lawfully declare the termination hereof and re-enter said premises, and by due process of law expel, remove and put out Lessee or any person or persons occupying said premises and may remove all personal property therefrom without prejudice to any remedies which might otherwise be used for the collection of arrears of rent or for the preceding breach of covenant or condition.

Notwithstanding any other provisions of this lease, where the curing of an alleged default requires more than payment of money, and the work of curing said default cannot reasonably be accomplished within the time otherwise permitted herein, and where Lessee has commenced upon the said work of curing said default and is diligently pursuing same, then Lessee shall be entitled to reasonable time extensions to permit the completion of said work of curing said default, as a condition precedent to any re-entry by Lessor or termination of the lease by Lessor, and any defect that is cured shall not thereafter be grounds for reentry or for termination.

20. Non-waiver of default. The subsequent acceptance of rent hereunder by Lessor shall not be deemed a waiver of any preceding breach of any obligation hereunder by Lessee other than the failure to pay the particular rental so accepted, and the waiver of any breach of any covenant or condition by Lessor shall not constitute a waiver of any other breach regardless of knowledge thereof.

21. Entry and Inspection. Upon one hour notice given to Lessee by Lessor, Lessee shall permit Lessor and its agents to enter the demised premises at reasonable times for any of the following purposes: to inspect the same and to assure maintenance of the building in which the said premises are located, and to make such repairs to the demised premises as Lessor may elect to make.

22. Limited Access to Room 108. Room 108 and Room 108A houses electrical, plumbing, and telecommunication lines and equipment that serves the rest of the floor and building. Lessee agrees to provide Lessor with a key to this room and agrees to permit the Lessor access to this room in the event that the repair or installation of electrical, plumbing, telecommunications, or other utility equipment is required.

23. Structural Changes. Lessee shall make no structural changes in or remodel the leased premises without the express written consent of Lessor first had and obtained.

24. Security Deposit. No additional security deposit is required for this addendum.

25. Relationship of Parties. It is understood and agreed that the relationship of the parties hereto is strictly that of landlord and tenant and that this lease shall not be construed as a joint venture or partnership. The parties hereto are not and shall not be deemed to be agents or representatives of each other.

26. Termination. Upon the termination of this lease, the Lessee shall surrender said premises in as good condition as they now are; reasonable wear and use excepted, and remove therefrom all personal effects, including furniture, belonging to the Lessee. Any and all alterations, additions, and improvements done to the leased premises by the Lessee shall become the sole property of the Lessor, at the sole and complete option of the Lessor. If the Lessor determines that it does not want any part or all of the alterations, additions, and improvements done to the leased premises by the Lessee, then and in that event upon written notice from the Lessor, Lessee shall be solely responsible for removing the alterations, additions, and improvements (all at its sole and complete expense of the Lessee) and restoring the building to its original condition.

27. Miscellaneous.

(a) The paragraph captions in this Agreement are for convenience only and shall not in any wise limit or be deemed to construe or interpret the terms and provisions hereof.

(b) Time is of the essence of this agreement and of all provisions hereof.

(c) This Agreement shall be construed and enforced in accordance with the laws of the State of West Virginia.

(d) Any amendment to this Agreement must be in writing and signed by all parties hereto.

28. Successors. All the terms, covenants, and conditions hereunder shall be binding upon and inure to the benefit of the heirs, executors, administrators, successors and assigns of the parties.

29. Counterparts. This Lease Agreement may be executed in one or more counterparts, each of which shall be considered an original.

30. Entire Agreement. Lessor and Lessee agree that this Agreement contains the final and entire agreement between the parties hereto, and they shall not be bound by any terms, conditions, statements, or representations, oral or written, not contained in this agreement.

31. Signage. Signs/Identification of tenants shall be limited an interior directory inside the main entrance which shall be provided by the lessor. The lessee may provide one door sign for each door in the lessee’s office. The lessee will be permitted to install one sign on the exterior of the building upon the submission of a design and specifications for said sign by the lessee, and upon receipt of written permission by the lessor. The lessor will permit no additional identification or advertising signs without its express written permission.

WITNESS the following signatures and seals:

Lessor:

MONONGALIA COUNTY DEVELOPMENT AUTHORITY a West Virginia public corporation,

By:	/s/ David Yoder
David Yoder

Its:	President

Lessee:

PROTEA BIOSCIENCES, INC.

By:	/s/ Stephen Turner
Stephen Turner

Its:	Chief Executive Officer

STATE OF WEST VIRGINIA,
COUNTY OF MONONGALIA, TO-WIT:

The foregoing instrument was acknowledged before me this 8th day of October, 2009, by David Yoder, President of Monongalia County Development Authority, a West Virginia public corporation, for and on its behalf.

My commission expires:

/s/ Emilee L. Riley
Notary Public

STATE OF WEST VIRGINIA,
COUNTY OF MONONGALIA, TO-WIT:

The foregoing instrument was acknowledged before me this 5 day of October, 2009 by Stephen Turner, CEO, of Protea Biosciences, Inc., a West Virginia Corporation, for and on its behalf.

My commission expires:   9/14/2015

/s/ Jesse L. Ayers II
Notary Public